Exhibit 99.1

News from Xerox
Public Relations Office:	FOR IMMEDIATE RELEASE

800 Long Ridge Road

Stamford, CT 06904

203-968-4644

XEROX RECOMMENDS AGAINST BELOW-MARKET

MINI-TENDER OFFER FROM TRC CAPITAL CORPORATION

STAMFORD, Conn., June 20, 2006 – Xerox Corporation (NYSE: XRX) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation of Toronto for TRC to purchase in cash up to 7 million shares, or less than 1 percent of the outstanding Xerox common stock, at a price of $12.95 per share.

Xerox recommends against stockholders offering their shares in response to this unsolicited proposal. Mini-tender offers, such as this one by TRC, do not give investors the same level of protection that is required from larger tender offers including the filing of disclosure and other offer documents with the Securities and Exchange Commission and additional procedures mandated by U.S. securities laws.

Xerox Corporation is in no way associated with TRC, this mini-tender offer or the offer documentation. Xerox urges investors to obtain current market quotes for their shares of common stock, to consult with their financial advisor and to exercise caution with respect to TRC’s offer.

The SEC has issued “Investor Tips” on mini-tender offers, which note that often in making the offers at below-market prices, “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory is available at www.sec.gov/investor/pubs/minitend.htm.

Xerox Recommends Against Mini-Tender Offer/ 2

Xerox encourages stockbrokers and dealers as well as other market participants to review the SEC’s and the New York Stock Exchange’s recommendations on the dissemination of mini-tender offers. These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in the Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001, which can be found under the “NYSE Regulation — Information Memos” tab at www.nyse.com.

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Media Contact:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

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